Exhibit 10.23

Contura Energy, Inc.
Annual Incentive Bonus Plan

1.	Purpose of the Plan

The purpose of the Contura Energy, Inc. (the “Company”) Annual Incentive Bonus Plan (the “Plan”) is to advance the interests of the Company and its stockholders by providing incentives to key employees with significant responsibility for achieving performance goals critical to the success and growth of the Company. The Plan is designed to: (i) promote the attainment of the Company’s significant business objectives; (ii) encourage and reward management teamwork across the entire Company; and (iii) assist in the attraction and retention of employees vital to the Company’s long-term success.

2.	Definitions

For the purpose of the Plan, the following definitions shall apply:

(a)    "Contura" means Contura Energy, Inc. (or any successor thereto).
(b)    “Board” means the Board of Directors of Contura.
(c)    “Cause” means “Employer Cause” as set forth in any employment agreement between the Participant and the Company or, in the absence of such an agreement, “Cause” as defined by the Company’s plans applicable to the Participant or employment policies in effect at the time of the Participant’s Separation from Service and/or a violation of the Company’s Code of Business Ethics, as in effect from time to time.
(d)    "Change of Control" means (A) any merger, consolidation or business combination in which the shareholders of Contura immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (B) the sale of all or substantially all of the Company's assets in a single transaction or a series of related transactions, (C) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding common stock of Contura by any person or entity (including a "group" as defined by or under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), (D) the shareholders of Contura approve any plan for the dissolution or liquidation of Contura, or (E) a contested election of directors, as a result of which or in connection with which the persons who were directors of Contura before such election or their nominees cease to constitute a majority of the Board.
(e)    “Code” means the Internal Revenue Code of 1986, as amended, including any successor law thereto.

(f)    “Committee” means the Compensation Committee of the Board, or such other committee as is appointed or designated by the Board to administer the Plan, in each case which, to the extent required by Section 162(m) of the Code, shall be comprised solely of two or more “outside directors” (as defined under Section 162(m) of the Code and the regulations promulgated thereunder); provided, however, that with respect to Participants who the Company has determined not to be subject to Section 162(m) of the Code, to the extent permitted by the Committee’s charter, the powers and authority of the Committee under the Plan are hereby delegated to the Company’s Chief Executive Officer and, in connection therewith, all references to the Committee in this Plan shall be deemed references to the Company’s Chief Executive Officer as it relates to those aspects of the Plan that have been so delegated.
(g)    “Company” means Contura and any subsidiary entity or affiliate thereof, including subsidiaries or affiliates which become such after adoption of the Plan.
(h)    “Forfeit,” “Forfeiture,” “Forfeited” means the loss by a Participant of any and all rights to an award granted under the Plan, including the loss to any payment of compensation by the Company under the Plan or any award granted thereunder.
(i)    “Participant” means any person: (1) who satisfies the eligibility requirements set forth in Section 4; (2) to whom an award has been made by the Committee; and (3) whose award remains outstanding under the Plan.
(j)    “Performance Goal” means, in relation to any Performance Period, the level of performance that must be achieved with respect to a Performance Measure.
(k)    “Performance Measures” means any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Committee, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee: cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation, and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record and/or performance; environmental record and/or performance; stock price; return on equity; total or relative increases to shareholder return; return on invested capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives. Unless inconsistent with

Section 162(m) of the Code and the regulations promulgated thereunder, the Committee may determine that certain adjustments shall apply, in whole or in part, in such manner as specified by the Committee, to exclude or include the effect of specified events that occur during a Performance Period, including the following: the impairment of tangible or intangible assets; asset write-downs; litigation or claim judgments or settlements; acquisitions or divestitures; gains or losses on the sale of assets; foreign exchange gains and/or losses; changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs, including but not limited to reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management's discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in the Company's annual report for the applicable period.
(l)    “Performance Period” means, in relation to any award, the calendar year or other fiscal period within a calendar year of less than 12 months for which a Participant’s performance is being calculated, with each such period constituting a separate Performance Period.
(m)    “Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.
(n)    “Separation from Service” or “Separates from Service” shall mean the Participant's death, retirement or other termination of employment or service with the employer (including all persons treated as a single employer under Sections 414(b) and 414(c)). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Sections 414(b) and 414(c); provided that the language "at least 50 percent" shall be used instead of "at least 80 percent" in each place that it appears in Section 1563(a)(1), (2) and (3) and Treas. Reg. Section 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. Section 1.409A-1(h)(3)), the language "at least 20 percent" shall be used instead of "at least 80 percent" in each place it appears. Whether a Participant has experienced a Separation from Service will be determined based on all of the facts and circumstances in accordance with the guidance issued under Section 409A and, to the extent not inconsistent therewith, the terms of the Plan.

3.	Administration of the Plan

(a) The management of the Plan shall be vested in the Committee; provided, however, that all acts and authority of the Committee pursuant to this Plan shall be subject to the provisions of the Committee’s Charter, as amended from time to time, and such other authority as may be delegated to the Committee by the Board.
(b) Subject to the terms of the Plan, the Committee shall, among other things, have full authority and discretion to determine eligibility for participation in the Plan, make awards under the Plan, establish the terms and conditions of such awards (including the

Performance Goal(s) and Performance Measure(s) to be used) and determine whether the Performance Goals applicable to any Performance Measures for any awards have been achieved. The Committee’s determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. The Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or in any award. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.
(c) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements. Notwithstanding any provision of the Plan to the contrary, if an award under this Plan is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of this Plan would prevent such award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).
(d) The benefits provided under the Plan are intended to be excepted from coverage under Section 409A and the regulations promulgated thereunder and shall be construed accordingly. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A and the regulations issued thereunder (and not excepted therefrom), the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)

4.	Participation in the Plan

Officers and key employees of the Company shall be eligible to participate in the Plan. No employee shall have the right to participate in the Plan, and participation in the Plan in any one Performance Period does not entitle an individual to participate in future Performance Periods.

5.	Incentive Compensation Awards

(a) The Committee may, in its discretion, from time to time make awards to persons eligible for participation in the Plan pursuant to which the Participant will earn cash compensation. The amount of a Participant’s award may be based on a percentage of such

Participant’s salary or such other methods as may be established by the Committee. Each award shall be communicated to the Participant, and shall specify, among other things, the terms and conditions of the award and the Performance Goals to be achieved. The maximum amount that may be awarded under the Plan to a Participant for any calendar year shall not exceed USD $15,000,000.
(b) With respect to awards that are intended to be performance-based compensation under Section 162(m) of the Code, each award shall be conditioned upon the Company’s achievement of one or more Performance Goal(s) with respect to the Performance Measure(s) established by the Committee. No later than ninety (90) days after the beginning of the applicable Performance Period, the Committee shall establish in writing the Performance Goals, Performance Measures and the method(s) for computing the amount of compensation which will be payable under the Plan to each Participant if the Performance Goals established by the Committee are attained; provided however, that for a Performance Period of less than one year, the Committee shall take any such actions prior to the lapse of 25% of the Performance Period. In addition to establishing minimum Performance Goals below which no compensation shall be payable pursuant to an award, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the Performance Goals have been achieved.
(c) The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may reduce the amount of any award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant. Notwithstanding any provision of this Plan to the contrary, the Committee shall not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

6.	Payment of Individual Incentive Awards

(a) After the end of the Performance Period, the Committee shall certify in writing the extent to which the applicable Performance Goals and any other material terms have been achieved. Subject to the provisions of the Plan, earned Awards shall be paid in the first calendar year immediately following the end of the Performance Period on or before March 15th of such calendar year (“Payment Date”). For Performance Periods less than 12 months in a calendar year, earned Awards may be paid as soon as administratively possible once the Performance Goals and any other material terms have been certified in writing by the Committee, with no such payment dates later than March 15th of the calendar year following the end of any Performance Period. For purposes of this provision, and for so long as the Code permits, the minutes of the Committee meeting in which the certification is made may be treated as written certification.

(b) Unless otherwise determined by the Committee or as otherwise provided in a Company plan applicable to a Participant or any agreement between the Participant and the Company, Participants who have a Separation from Service prior to the end of the Performance Period of an award for any reason other than as provided below, shall Forfeit any and all rights to payment under such award(s) then outstanding under the terms of the Plan and shall not be entitled to any cash payment for the applicable period. If a Participant Separates from Service prior to the end of the Performance Period of an award on account of an involuntary Separation from Service by the Company other than for Employer Cause (A) within the 90-day period immediately preceding a Change of Control, or (B) on or within the one (1) year period following a Change of Control, the award will be deemed earned at a target award level. Except as otherwise provided herein, any payments under the Plan shall be paid to the Participant subject to the Committee's certification that the applicable Performance Goals and other material terms have been met. Any payment to which a Participant becomes entitled to receive pursuant to the Change of Control provisions of this Section 6(b) will be paid to the Participant contemporaneous with the consummation of the Change of Control or, if later, on or before the sixtieth (60th) day following the Participant's Separation from Service (but, in each case, within the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4)).

7.	Clawback/ Recoupment

(a) For awards paid under this Plan, the Committee may, to the extent permitted by governing law, require reimbursement of any cash compensation paid to a Participant under the Plan if the Participant is an employee of pay grade 22 or higher at the beginning of the Performance Period where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company's financial statements filed with the Securities and Exchange Commission, which restatement occurs no more than three years from the date of such payment, where the Committee reasonably determines that any employee engaged in intentional misconduct that caused or partially caused the need for the restatement, and a lower payment would have been made to Participants based upon the restated financial results; provided, however, that the Committee reserves the discretion to determine that a Participant shall not be subject to this provision; or (ii) the Participant engaged in ethical misconduct in violation of the Company's Code of Business Ethics, as in effect from time to time, during the three year period following the date of payment, which the Committee reasonably determines caused material business or reputational harm to the Company.

(b) If the Committee reasonably determines that a payment of cash compensation made to a Participant under the Plan should be reimbursed under Sections 7(a)(i) or 7(a)(ii), then the following shall apply: (i) in the event reimbursement is required under Section 7(a)(i), the Participant shall be required to reimburse the Company in an amount equal to the dollar value of the cash compensation received by the Participant in excess of what the Participant would have received on such date had the payment been based upon such restated financial results; or (ii) in the event reimbursement is required under Section 7(a)(ii), the Participant shall be required to reimburse the Company in an amount the Committee reasonably determines to be appropriate, which could equal up to the full amount of the cash compensation paid to the Participant under the Plan during the applicable three-year period. Notwithstanding the foregoing, the Company shall not be required to make any additional payment in the event that the restated financial results would have resulted in a greater payment to the Participant.
(c) In the event the Participant is obligated to reimburse the Company for any cash compensation received under the Plan pursuant to Sections 7(b)(i) or 7(b)(ii), the Company may, at its sole election: (i) require the Participant to pay the amount in a lump sum within thirty (30) days of such determination; (ii) deduct the amount from any other compensation owed to the Participant (as a condition to receiving additional awards under the Plan), and the Participant by accepting participation in the Plan agrees to permit the deduction provided for by this subparagraph); or (iii) a combination of Sections 7(c)(i) and 7(c)(ii).
(d) By participating in the Plan, the Participant agrees that timely payment to the Company as set forth in this Section 7 is reasonable and necessary, and that timely payment to the Company as set forth in this Section 7 is not a penalty, and it does not preclude the Company from seeking all other remedies that may be available to the Company. The Participant further acknowledges and agrees that a Participant's award(s) shall be cancelled and Forfeited without payment by the Company if the Committee reasonably determines that a Participant has engaged in the conduct specified under Sections 7(a)(i) or 7(a)(ii).
(e) Notwithstanding any other provisions of this Plan, any award granted hereunder which is or becomes subject to recovery under any Company policy adopted hereafter and required by law, regulation or stock exchange listing requirement, shall be subject to such deductions, recoupment, and clawback as may be required to be made pursuant to such Company policy (the “Clawback Requirement”). In the event awards granted under this Plan become subject to such Clawback Requirement, then the awards shall be subject to such Clawback Requirement, and Section 7(a)(i) of this Plan shall no longer apply to awards granted hereunder.

8.	Amendment or Termination of the Plan

While the Company intends that the Plan shall continue in force from year to year, the Committee reserves the right to amend, modify or terminate the Plan, at any time;

provided, however, that no such modification, amendment or termination shall, without the consent of the Participant, materially adversely affect the rights of such Participant to any payment that has been determined by the Committee to be due and owing to the Participant under the Plan but not yet paid. Any and all actions permitted under this Section 8 may be authorized and performed by the Committee in its sole and absolute discretion.

Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A or Section 162(m) of the Code, the regulations promulgated thereunder or an exception thereto regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan. Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee or Board (or any member thereof), or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.

9.	Rights Not Transferable

A Participant’s rights under the Plan may not be assigned, pledged, or otherwise transferred except, in the event of a Participant’s death, to the Participant’s designated beneficiary, or in the absence of such a designation, by will or by the laws of descent and distribution.

10.	Funding/Payment

The Plan is not funded and all awards payable hereunder shall be paid from the general assets of the Company. No provision contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent a Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. If any earned award is not paid by the Payment Date due to administrative impracticality, such earned award will be paid, without earnings, as soon as administratively practicable thereafter.

11.	Withholdings

The Company shall have the right to withhold from any awards payable under the Plan or other wages payable to a Participant such amounts sufficient to satisfy federal, state and local tax withholding obligations arising from or in connection with the Participant’s participation in the Plan and such other deductions as may be authorized by the Participant or as required by applicable law.

12.	No Employment or Service Rights

Nothing contained in the Plan shall confer upon any Participant any right with respect to continued employment or service with the Company (or any of its affiliates) nor shall the Plan interfere in any way with the right of the Company (or any of its affiliates) to at any time reassign the Participant to a different job, change the compensation of the Participant or terminate the Participant’s employment or service for any reason.

13.	Other Compensation Plans

Nothing contained in this Plan shall prevent the Corporation from adopting other or additional compensation arrangements for employees of the Corporation, including arrangements that are not intended to comply with Section 162(m) of the Code.

14.	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of law provisions.

15.	Effective Date

The Plan, was approved by the Board on September 8, 2016.